Exhibit 99.1

AITX Reveals 2026 Plans for Upcoming January 15 Investor Presentation

Leadership to Share Estimated Timelines for Positive Operational Cash Flow, Anticipated
NASDAQ Uplisting as well as Solution Expansions

Detroit, Michigan, December 11, 2025 - Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCPK:AITX), a global leader in AI-driven security and productivity solutions, today announced that its annual Investor Presentation will take place on January 15, 2026, at 4pm ET. CEO/CTO and founder Steve Reinharz will be joined by Troy McCanna, Chief Revenue Officer, and Sheldon Reinhart, Chief Financial Strategy Officer.

$AITX

Announces Date for Annual Investor Presentation

AITX
Artificial Intelligence Technology Solutions Inc.
Investor Presentation
January 15, 2026
4 pm ET

The leadership team will address key topics including

  Updates to moves to achieve positive operational cash flow
  Progress towards projections from the January 2025 Investor Presentation
  Product reveals for hardware and software, including expansions to the SARA™ agentic AI platform
  ROAMEO™ deployment momentum and order activity
  The Company's continued advancement toward its expected NASDAQ uplisting

Since its introduction earlier this year the Company has accelerated its resources behind the SARA platform, elevating it as the driver of growth and long-term value. Demand has grown faster than expected causing the Company to make moves to reinforce SARA as the center of gravity for the Company's growth strategy. The upcoming Investor Presentation will outline how this shift is designed to boost recurring revenue, broaden product impact and push the Company further into a software-first model.

"Our goal with this presentation is to give investors a clear view of where the Company is heading and the progress that is driving our confidence," commented Reinharz. "This is an important moment for us. We are moving with purpose, executing against our plan and laying out the next phase of growth. I encourage investors to join us and see how the pieces are coming together."

The Company also arrives at this presentation with meaningful traction across several initiatives that have been central to its execution plan for 2025 and 2026. New customer activity, expanded deployments and advances in software capability have strengthened the outlook heading into the new year. Leadership intends to outline how these developments support the Company's priorities for scale and set the stage for broader adoption in the markets it serves.

As part of its financial reporting cycle, the Company notes that its fiscal year 2026 will conclude on February 28, 2026.

The event will stream on the Company's YouTube channel at 4pm ET on January 15, 2026.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, which is a formal, independent audit that evaluates a service organization's internal controls for handling customer data and determines if the controls are not only designed properly but also operating effectively to protect customer data. This audit reinforces the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD is led by Steve Reinharz, CEO/CTO and founder of AITX and RAD, who brings decades of experience in the security services industry. Reinharz serves as chair of the Security Industry Association's (SIA) Autonomous Solutions Working Group and as a member of the SIA Board of Directors. The RAD team also draws on extensive expertise across the sector, including Mark Folmer, CPP, PSP, President of RAD and Chair of the ASIS International North American Regional Board of Directors, Troy McCanna, former FBI Special Agent and RAD's Chief Security Officer, and Stacy Stephens, co-founder of security robotics company Knightscope. Their combined backgrounds in security industry leadership, law enforcement, and robotics innovation reinforce RAD's ability to deliver proven, practical, and disruptive solutions to its clients.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.raddog.ai, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, becoming cash flow positive, ARR or RMR. There is no guarantee that the Company will achieve a NASDAQ listing. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1  https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/